NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FOURTH QUARTER 2015 NET INCOME OF $5.6 MILLION, OR $0.08 PER SHARE

Bend, Ore. - January 27, 2016 - Cascade Bancorp (NASDAQ: CACB) (the “Company” or “Cascade”), the holding company for Bank of the Cascades (the “Bank”), today announced its financial results for the three months and year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights

•	Net income for the fourth quarter of 2015 was $5.6 million, or $0.08 per share, compared to $5.1 million, or $0.07 per share, for the third quarter of 2015 (“linked quarter”).

•
Loan growth was $40.6 million, or 9.8% annualized, during the fourth quarter, while organic loan growth[1] was approximately $29.6 million, or 8.5% annualized. Organic loan growth for the full year was 11.8% with year-end gross loans at $1.7 billion.

•
Deposits at December 31, 2015 were flat compared to September 30, 2015. However, average deposits increased 8.0% (annualized) versus the linked quarter average. Checking balances were over 56.8% of total deposits with an overall cost of funds of 0.08%.

•
Fourth quarter net interest income was $0.6 million lower than the linked quarter primarily due to seasonally higher loan fees in the prior period. This resulted in a fourth quarter net interest margin (“NIM”) of 3.52% as compared to 3.72% in the linked quarter. The lower NIM was also affected by the increasing volume of loans subject to interest rate swaps.

•
Fourth quarter results included a credit to the provision for loan losses of $2.0 million. Net charge offs for the period were $0.2 million compared to net recoveries of $3.1 million in the linked quarter and $6.4 million for the full year. The reserve for loan losses was 1.45% of total loans at period end.

•	Non-interest income for the fourth quarter of 2015 decreased compared to the linked quarter due primarily to $0.5 million higher securities gain in the linked quarter.

•	Non-interest expense for the fourth quarter was lower than linked quarter levels by $1.0 million, largely related to reduced human resource costs and lower professional and marketing expense.

•	Fourth quarter tax provision was 41.1% due to year-end true-up.

•	Stockholders’ equity was $336.8 million at December 31, 2015, with book value per share of $4.63 and tangible book value per share[2] of $3.45.

•	Fourth quarter return on average tangible assets[3] was 0.91% compared to 0.85% in the linked quarter.

•	Fourth quarter return on average tangible stockholders' equity[4] was 8.87% compared to 8.33% in the linked quarter.

Full Year 2015 Financial Highlights

•	Net income for 2015 was $20.6 million, or $0.29 per share, compared to $3.7 million, or $0.06 per share, for 2014.

•	Return on average tangible assets[3] was 0.87% compared to 0.19%.

•	Return on average tangible stockholders' equity[4] was 8.56% compared to 1.77%.

•	Year-over-year loan growth was 13.1%, while organic loan growth was approximately $149.7 million, or 11.8%, for the year.

•	Year-over-year deposit growth was 5.1%.

“I am very pleased with our results for the fourth quarter and full year 2015 as we delivered strong year-over-year growth in loans, deposits, revenue and profitability,” said Terry Zink, President and CEO. “Our experienced banking team continued to capitalize on the strong growth markets that we enjoy in the Pacific Northwest, evidence of which can be seen in our full year 2015 organic loan growth of 11.8%. More importantly, our new business pipeline remains robust and consumer activity has been strong, which provides optimism for continued progress in 2016.”

Mr. Zink continued: “Beyond the favorable market backdrop that we are experiencing given healthy in-migration trends to our core geographies, we expect the Bank's growth in 2016 to be augmented by two important strategic initiatives that were put into place in the fourth quarter. The first is our announced acquisition of 15 branches from Bank of America, representing approximately $700 million in core deposits. This transaction is expected to close in the first quarter of 2016 and provide earnings accretion in the back half of this year. The second is our Seattle commercial banking center, which we opened with an experienced banking team that has strong knowledge of the local Seattle market. We are excited about the team's early progress, as they are off to a

1 Organic loan growth is a non-GAAP measure defined as total loan growth less acquired loans during the period. See the last page of this release for a reconciliation of organic loan growth.
2 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See the last page of this release for a reconciliation of tangible book value per common share.
3 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See the last page of this release for a reconciliation of return on average tangible assets.
4 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See last page of this release for a reconciliation of return on average tangible stockholders' equity.

very strong start having quickly generated a healthy pipeline that we expect will begin to deliver results in the first quarter of 2016.”

Branch Acquisition Update

During the fourth quarter of 2015, the Company entered into an agreement to purchase 15 branch locations in Oregon and southeast Washington from Bank of America, National Association.  The recent balance of the deposits to be assumed by Cascade is approximately $700 million. No loans are included in the transaction.  Pending regulatory approval and the satisfaction of customary closing conditions, the transaction is on schedule to be completed in March 2016. After expected initial deposit attrition, the Company’s total deposits could increase by nearly 30% to $2.65 billion with the transaction.   The cost of these funds is expected to be similar to Cascade’s current 0.08% rate.  The purchase price paid to the seller will be approximately 2% of the balance of deposits at closing.

Management’s goal is for the transaction to be accretive to earnings by up to 10%. Achievement of this goal is targeted during the second half of 2016 under current assumptions including stable market interest rates.  The transaction will increase net interest income over the course of the next several quarters as the acquired funds are deployed into investment securities and other earning assets.  Over time, these investments will be replaced with organic loan growth, funding the strong loan growth we are experiencing across out footprint, including loans generated by our new commercial banking center in Seattle.   The transaction is also targeted to enhance the Company’s efficiency ratio by leveraging its existing infrastructure while increasing and diversifying non-interest revenue sources.  It is estimated that the efficiency ratio will increase on an interim basis due to certain one-time integration costs but will improve to the mid-60% range by year end 2016.  We expect our NIM ratio to contract at closing and then begin to rebound in the second half of the year as we execute our earning-asset deployment plans.

Financial Review
The financial statements as of December 31, 2015 and 2014 are inclusive of purchase accounting adjustments to Home Federal Bancorp (“HFB”) assets and liabilities, which were acquired on May 16, 2014. Year-over-year comparisons are significantly affected by the HFB-related results and one-time charges in 2014.

The financial highlights for the full year 2015 included net income of $20.6 million, up 450.7% compared to 2014. Strong loan and deposit growth are also evident as compared to the year ago period. Net interest income for the year 2015 increased with growth in earning assets, while non-interest revenues improved with growth in customer transaction volume across the diversified product set. Non-interest expenses for 2015 were down $6.9 million as compared to 2014, largely related to lower occupancy and professional services which were inflated in 2014 due to the acquisition of HFB.

Balance Sheet:

At December 31, 2015 as compared to September 30, 2015 and December 31, 2014

Total assets at December 31, 2015 were $2.5 billion, in-line with the linked quarter and up $126.9 million from the prior year. The increase from December 31, 2014 was due mainly to increased loan balances.

Decreases in cash and equivalents at December 31, 2015 relate mainly to increases in loan balances during the period.

At December 31, 2015, investment securities classified as available-for-sale and held-to-maturity decreased to $449.7 million as compared to $472.5 million at December 31, 2014. Fourth quarter investments were up modestly over the third quarter as management continues to time its investments carefully in pursuing its roll-down-the-curve strategies. The Company expects an increase in the 2016 securities portfolio when it deploys the core deposit funds to be acquired in the branch purchase discussed above.

For the full year, gross loans increased 13.1%, with growth diversified among commercial real estate, commercial and industrial, construction, and consumer residential loans. The latter included both retained and acquired adjustable rate mortgages (“ARMs”). For the full year, organic loan growth was $149.7 million or a rate of approximately 11.8%. At December 31, 2015, gross loans were $1.7 billion, up $40.6 million from the linked quarter, or 9.8% annualized.

The allowance for loan losses (“ALLL”) at December 31, 2015 was $24.4 million as compared to $22.1 million at December 31, 2014. The increase is a result of year-to-date net recoveries of $6.4 million less a $4.0 million provision credit for 2015, including a fourth quarter credit of $2.0 million. Net charge offs for the current quarter were a modest $0.2 million.

Federal Home Loan Bank (“FHLB”) stock was $3.0 million at December 31, 2015 compared to $25.6 million at year end 2014. The 2015 reduction was due to changes in FHLB membership stock requirements in connection with the Seattle FHLB merging with Des Moines FHLB in the second quarter of 2015.

Total deposits as of December 31, 2015 increased 5.1% to $2.1 billion compared to $2.0 billion at December 31, 2014. The change includes a decline in time deposits of $61.4 million compared to a year ago related mainly to runoff in certificates of deposit acquired in the HFB transaction. Deposits at December 31, 2015 were flat compared to the linked quarter but average total deposits for the quarter increased 8.0% as compared to the linked quarter average (annualized). At year end, checking deposits were 56.8% of total deposits and the overall cost of funds for the fourth quarter and full year were 0.08% and 0.09%, respectively.

Total stockholders’ equity at December 31, 2015 was $336.8 million compared to $315.5 million at December 31, 2014. This increase is primarily a result of 2015 net income of $20.6 million. Tangible common stockholders’ equity5 was $251.3 million, or $3.45 per share, at December 31, 2015 as compared to $227.7 million, or $3.14 per share, at December 31, 2014. The ratios of common stockholders’ equity to total assets and tangible common stockholders’ equity to total assets6 were 13.65% and 10.18% at December 31, 2015, respectively, and 13.48% and 9.73% at December 31, 2014, respectively.

Income Statement:
For the quarter ended December 31, 2015 as compared to the quarter ended September 30, 2015 (the linked quarter)

Net income for the fourth quarter of 2015 was $5.6 million, or $0.08 per share, compared to $5.1 million, or $0.07 per share, in the linked quarter.

Both interest income and net interest income declined by $0.6 million, mainly due to the prior quarter’s seasonally higher loan fees. Cascade’s markets are influenced by seasonal construction activity that typically peaks in the summer quarter and can affect the timing of loan fee recognition. As a result, the fourth quarter NIM was 3.52% as compared to 3.72% in the linked quarter. In addition to lower loan fees, the NIM was also reduced because of the cumulative success of our interest-rate swap loan book that will benefit from rising short-term interest rates. In addition, the lower NIM ratio was influenced by an increase in average earning assets deployed into low yielding Fed funds during the quarter (inflating the denominator of the ratio). Total interest income was $20.2 million for the three months ended December 31, 2015 as compared to $20.8 million in the linked quarter. The cost of funds was steady compared to the linked quarter at 0.08%.

Non-interest income for the fourth quarter of 2015 was $5.8 million, down from $6.4 million in the linked quarter mainly due to a $0.5 million gain on sale of securities in the prior period. Service and transaction related fees were modestly lower after reaching seasonal peaks in the summer quarter. Customer swap revenues were modestly higher; revenue related to our Small Business Administration (“SBA”) portfolio was softer. In addition, merchant servicing was down because an annual volume bonus was recorded in the linked period. Other income benefited from a fourth quarter recovery on disposition of a decommissioned branch facility.

Non-interest expense in the fourth quarter of 2015 was $18.1 million compared to $19.1 million in the linked quarter mainly due to lower human resource, professional service and marketing expenses. Salary and benefit expense for the current quarter was down due to lower annual performance incentive accrual and a $0.3 million true-up of the liability for staff paid-time-off. The decrease in professional services expenses was driven by lower expenditures related to the Company’s conversion to a single loan file imaging system. Occupancy expenses were steady on a linked quarter basis.

The income tax provision for the fourth quarter of 2015 was $3.9 million, representing a 41.1% effective tax rate for the period, including true-up of full year tax liability. Management estimates the 2016 tax rate at approximately 37.5%, slightly lower than the 39.4% statutory rate, reflecting the impact of permanent differences.

Income Statement:
For the year ended December 31, 2015 compared to December 31, 2014

Net income for the year ended December 31, 2015 was $20.6 million as compared to $3.7 million for the year ago period. The 2014 results were lower, due in large part to the costs incurred in the HFB acquisition. In addition, improvements in 2015 earnings are attributable to higher net interest income arising from increased earning assets from the HFB acquisition, as well as significantly increased non-interest income.

Non-interest income for the year ended December 31, 2015 was $25.0 million, up from $20.2 million during the prior year. Much of the year-over-year improvement is related to the Company’s increased customer base arising from the HFB acquisition, as well

5 Tangible stockholders’ equity is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation of tangible stockholders’ equity.
6 Tangible common stockholders’ equity to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation of tangible common stockholders’ equity to total assets.

as the implementation and expansion of sales in its card, mortgage, interest rate swap, and SBA lines of business. This progress also reflects improvement in the local economies in its service areas.

Non-interest expense for the year ended December 31, 2015 was $74.4 million compared to $81.3 million in the year ago period. The decrease between the 2014 and 2015 periods relates primarily to the HFB acquisition costs incurred in 2014.

Income tax expense for the year ended December 31, 2015 was $12.5 million as compared to a tax expense of $0.2 million in the year ago period. The changes between the 2015 and 2014 periods relate to the tax impact of the HFB acquisition in 2014.

Asset Quality

Credit quality metrics were solid and remained stable for the current quarter. Net loan recoveries totaled $6.4 million year-to-date 2015, including fourth quarter net charge offs of $0.2 million. This compares to net loan recoveries of $3.1 million for the linked quarter and $0.7 million for the year ago quarter. With the reverse provision discussed above, the ratio of loan loss reserve to total loans was 1.45% as of December 31, 2015 as compared to 1.62% at September 30, 2015 and 1.48% at December 31, 2014.

At December 31, 2015, delinquent loans were 0.24% of the loan portfolio. This compares to 0.31% at September 30, 2015 and 0.27% at December 31, 2014. Non-performing assets as a percentage of total assets was 0.34% at December 31, 2015, as compared to 0.36% at September 30, 2015 and 0.64% at December 31, 2014. These low and stable performance ratios reflect continued improvement in economic conditions.

Cascade’s strategic aim is to diversify its exposure to credit risk concentrations. Geographic concentration risk arises because Cascade has a significant ‘community bank’ footprint in tier-2 markets that have been more dependent on real estate activity and may be more economically volatile than the diverse economies of larger metropolitan areas. Activities to diversify concentration risk include the purchase of investment securities as well as wholesale loan portfolios (purchased ARMs and shared national credits (“SNCs”)) outside its footprint. For example, acquired ARMs are largely outside of Cascade’s footprint in larger metro areas in the western U.S. and the SNC portfolio is diversified across geographies and industry groups.

The HFB acquired loans in 2014 were recorded at fair value with no reserve provisions brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the fourth quarter and year-to-date 2015 results will be held today, January 27, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Stockholders, analysts and other interested parties are invited to join the webcast by registering at http://public.viavid.com/index.php?id=117880 in or the live conference call by dialing (877) 407-4018 prior to 2:00 p.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon, Idaho and Washington markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 37 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho and Seattle, Washington areas. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, organic loan growth, tangible book value per common share, return on average tangible assets, return on average tangible stockholders' equity, tangible common stockholders' equity ratio to total assets and tangible stockholders' equity, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information to our investors and others that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions, housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses, including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon, Idaho and Washington generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho and greater Seattle, Washington areas, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about our anticipated acquisition of branches from Bank of America, our strategy to expand our loan portfolio to markets outside our branch network, including Portland, Oregon and Seattle, Washington, and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof, except as required by applicable law. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

The 2014 financial data contained in this earnings release should be read in conjunction with the audited consolidated financial statements and related notes of Cascade Bancorp as of and for the fiscal year ended December 31, 2014, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.  The 2015 financial data contained in this earnings release should be read in conjunction with the audited consolidated financial statements and related notes of Cascade Bancorp as of and for the fiscal year ended December 31, 2015, when filed by the Company in its Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	December 31, 2015	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$46,354	$47,007	$39,115
Interest bearing deposits	31,178	77,823	43,701
Federal funds sold	273	273	273
Total cash and cash equivalents	77,805	125,103	83,089
Investment securities available-for-sale	310,262	296,139	319,882
Investment securities held-to-maturity	139,424	143,793	152,579
Federal Home Loan Bank (FHLB) stock	3,000	3,012	25,646
Loans held for sale	3,621	2,824	6,690
Loans, net	1,662,095	1,619,238	1,468,784
Premises and equipment, net	42,031	42,106	43,649
Bank-owned life insurance	54,450	54,185	53,449
Other real estate owned, net	3,274	3,871	3,309
Deferred tax asset, net	50,673	53,823	66,126
Core deposit intangible	6,863	7,068	7,683
Goodwill	78,610	78,610	80,082
Other assets	35,921	38,501	30,169
Total assets	$2,468,029	$2,468,273	$2,341,137
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$727,730	$749,927	$619,377
Interest bearing demand	1,044,134	1,010,489	995,497
Savings	135,527	135,610	129,610
Time	175,697	186,969	237,138
Total deposits	2,083,088	2,082,995	1,981,622
Other liabilities	48,167	53,689	44,032
Total liabilities	2,131,255	2,136,684	2,025,654

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	452,925	452,350	450,999
Accumulated deficit	(117,772)	(123,339)	(138,351)
Accumulated other comprehensive income	1,621	2,578	2,835
Total stockholders' equity	336,774	331,589	315,483
Total liabilities and stockholders' equity	$2,468,029	$2,468,273	$2,341,137

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Interest income:
Interest and fees on loans	$17,215	$17,788	$16,688	$68,484	$58,155
Interest on investments	2,904	2,995	2,979	11,687	8,982
Other investment income	98	58	78	216	237
Total interest income	20,217	20,841	19,745	80,387	67,374

Interest expense:
Deposits:
Interest bearing demand	368	337	306	1,333	982
Savings	10	10	10	40	31
Time	51	83	341	493	1,270
Other borrowings	—	—	—	6	6
Total interest expense	429	430	657	1,872	2,289

Net interest income	19,788	20,411	19,088	78,515	65,085
Loan loss provision (recovery)	(2,000)	—	—	(4,000)	—
Net interest income after loan loss provision	21,788	20,411	19,088	82,515	65,085

Non-interest income:
Service charges on deposit accounts	1,285	1,326	1,297	5,121	4,621
Card issuer and merchant services fees, net	1,716	1,837	1,733	7,052	6,213
Earnings on BOLI	265	252	274	1,001	986
Mortgage banking income, net	528	624	506	2,617	2,296
Swap fee income	638	595	428	2,533	1,847
SBA gain on sales and fee income	234	554	590	1,294	1,120
Gain (loss) on sales of investments	(28)	503	—	475	—
Other income	1,134	693	1,644	4,880	3,088
Total non-interest income	5,772	6,384	6,472	24,973	20,171

Non-interest expense:
Salaries and employee benefits	10,711	11,315	9,833	43,744	41,421
Occupancy	1,294	1,123	1,587	5,200	9,131
Information technology	946	745	712	3,675	4,346
Equipment	397	390	500	1,539	1,963
Communications	545	560	623	2,130	2,263
FDIC insurance	275	342	460	1,321	1,517
OREO	57	122	(28)	68	988
Professional services	1,367	1,548	1,204	5,327	8,121
Card issuer	637	693	876	2,836	2,903
Insurance	149	183	185	732	1,214
Other expenses	1,737	2,049	1,586	7,824	7,474
Total non-interest expense	18,115	19,070	17,538	74,396	81,341

Income (loss) before income taxes	9,445	7,725	8,022	33,092	3,915
Income tax (provision) benefit	(3,878)	(2,626)	(2,982)	(12,513)	(178)
Net income (loss)	$5,567	$5,099	$5,040	$20,579	$3,737

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Three Months Ended December 31,
	2015			2014
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$439,277	$2,904	2.62%	$456,852	$2,979	5.29%
Interest bearing balances due from other banks	133,482	98	0.29%	108,059	78	0.29%
Federal funds sold	273	—	—%	272	—	—%
Federal Home Loan Bank stock	3,004	—	—%	25,845	—	—%
Loans	1,654,528	17,215	4.13%	1,466,506	16,688	4.51%
Total earning assets/interest income	2,230,564	20,217	3.60%	2,057,534	19,745	3.81%
Reserve for loan losses	(26,428)			(21,786)
Cash and due from banks	43,840			42,150
Premises and equipment, net	42,119			44,334
Bank-owned life insurance	54,292			53,284
Deferred tax asset	52,930			69,245
Goodwill	78,610			80,188
Core deposit intangible	6,935			7,755
Accrued interest and other assets	42,846			34,608
Total assets	$2,525,708			$2,367,312

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,071,760	368	0.14%	$990,249	306	0.12%
Savings deposits	135,622	10	0.03%	130,602	10	0.03%
Time deposits	183,218	51	0.11%	240,347	341	0.56%
Other borrowings	1	—	—%	—	—	—%
Total interest bearing liabilities/interest expense	1,390,601	429	0.12%	1,361,198	657	0.19%
Demand deposits	748,254			647,822
Other liabilities	52,381			46,312
Total liabilities	2,191,236			2,055,332
Stockholders' equity	334,472			311,980
Total liabilities and stockholders' equity	$2,525,708			$2,367,312
Net interest income		$19,788			$19,088

Net interest spread			3.47%			3.62%

Net interest income to earning assets			3.52%			3.68%

CASCADE BANCORP
NET INTEREST MARGIN
(In thousands) (Unaudited)
	Year Ended December 31,
	2015			2014
	Average Balance	Interest Income/ Expense	Average Yield or Rates	Average Balance	Interest Income/ Expense	Average Yield or Rates
Assets
Investment securities	$454,258	$11,687	2.57%	$346,235	$8,982	2.59%
Interest bearing balances due from other banks	80,096	216	0.27%	92,104	237	0.26%
Federal funds sold	273	—	—%	128	—	—%
Federal Home Loan Bank stock	12,315	—	—%	19,882	—	—%
Loans	1,594,082	68,484	4.30%	1,272,426	58,155	4.57%
Total earning assets/interest income	2,141,024	80,387	3.75%	1,730,775	67,374	3.89%
Reserve for loan losses	(24,640)			(21,533)
Cash and due from banks	43,214			37,152
Premises and equipment, net	42,796			40,109
Bank-owned life insurance	53,920			46,834
Deferred tax asset	58,937			61,364
Goodwill	78,940			48,723
Core deposit intangible	7,240			5,154
Accrued interest and other assets	38,043			29,155
Total assets	$2,439,474			$1,977,733

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$1,027,228	$1,333	0.13%	$803,271	$982	0.12%
Savings deposits	133,440	40	0.03%	101,419	31	0.03%
Time deposits	202,293	493	0.24%	203,817	1,270	0.62%
Other borrowings	1,685	6	0.36%	2,214	6	0.27%
Total interest bearing liabilities/interest expense	1,364,646	1,872	0.14%	1,110,721	2,289	0.21%
Demand deposits	700,838			566,577
Other liabilities	47,433			35,158
Total liabilities	2,112,917			1,712,456
Stockholders' equity	326,557			265,277
Total liabilities and stockholders' equity	$2,439,474			$1,977,733
Net interest income		$78,515			$65,085

Net interest spread			3.62%			3.69%

Net interest income to earning assets			3.67%			3.76%

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Share Data
Basic net income per common share	$0.08	$0.07	$0.07	$0.29	$0.06
Diluted net income per common share	$0.08	$0.07	$0.07	$0.28	$0.06
Book value per basic common share	$4.63	$4.56	$4.35	$4.63	$4.35
Tangible book value per common share[1]	$3.45	$3.38	$3.14	$3.45	$3.14
Basic average shares outstanding	71,882	71,868	71,676	71,789	62,265
Fully diluted average shares outstanding	72,473	71,969	71,832	72,617	62,340
Balance Sheet Detail
Gross loans	$1,686,573	$1,645,924	$1,490,837	$1,686,573	$1,490,837
Wholesale loans	$268,417	$257,417	$222,383	$268,417	$222,383
Total organic loans	$1,418,156	$1,388,507	$1,268,454	$1,418,156	$1,268,454
Total deposits	$2,083,088	$2,082,995	$1,981,622	$2,083,088	$1,981,622
Non interest bearing	$727,730	$749,927	$619,377	$727,730	$619,377
Checking	$1,183,274	$1,197,521	$1,056,284	$1,183,274	$1,056,284
Money market	$588,590	$562,895	$558,590	$588,590	$558,590
Time	$175,697	$186,969	$237,138	$175,697	$237,138
Key Ratios
Return on average stockholders' equity	6.60%	6.16%	6.41%	6.30%	1.41%
Return on average tangible stockholders' equity[2]	8.87%	8.33%	8.93%	8.56%	1.77%
Return on average assets	0.87%	0.82%	0.84%	0.84%	0.19%
Return on average tangible assets[3]	0.91%	0.85%	0.88%	0.87%	0.19%
Common stockholders’ equity ratio	13.65%	13.43%	13.48%	13.65%	13.48%
Tangible common stockholders’ equity ratio[4]	10.18%	9.96%	9.73%	10.18%	9.73%
Net interest spread	3.47%	3.67%	3.62%	3.62%	3.69%
Net interest margin	3.52%	3.72%	3.68%	3.67%	3.76%
Total revenue (net int. inc. + non int. inc.)	$25,562	$26,796	$25,560	$103,490	$85,256
Efficiency ratio[5]	70.87%	71.17%	68.62%	71.89%	95.41%
Loan to deposit ratio	79.79%	77.74%	74.12%	79.79%	74.12%
Credit Quality Ratios
Reserve for loan losses	$24,415	$26,623	$22,053	$24,415	$22,053
Reserve for loan losses to ending gross loans	1.45%	1.62%	1.48%	1.45%	1.48%
Reserve for credit losses	$24,855	$27,063	$22,493	$24,855	$22,493
Reserve for credit losses to ending gross loans	1.47%	1.64%	1.51%	1.47%	1.51%
Non-performing assets (“NPAs”)	$8,396	$8,915	$15,047	$8,396	$15,047
NPAs to total assets	0.34%	0.36%	0.64%	0.34%	0.64%
Delinquent >30 days to total loans (excl. NPAs)	0.24%	0.31%	0.27%	0.24%	0.27%
Net (recoveries) charge-offs	$208	$(3,122)	$(702)	$(6,362)	$(1,196)
Net loan (recoveries) charge-offs to average total loans	0.01%	(0.19)%	(0.05)%	(0.40)%	(0.09)%
1 Tangible book value per common share is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total number of shares outstanding. See below for reconciliation of tangible book value per common share.
2 Return on average tangible stockholders' equity is a non-GAAP measure defined as average total stockholders' equity, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible stockholders' equity.
3 Return on average tangible assets is a non-GAAP measure defined as average total assets, less the sum of average CDI and goodwill, divided by net income. See below for a reconciliation of return on average tangible assets.
4 Tangible common stockholders’ equity ratio is a non-GAAP measure defined as total stockholders’ equity, less the sum of CDI and goodwill, divided by total assets. See below for a reconciliation of tangible common stockholders’ equity ratio.
5 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION (continued)
(In thousands, except per share data) (Unaudited)
	December 31, 2015	September 30, 2015	December 31, 2014
Bank Capital Ratios	Estimate
Tier 1 capital leverage ratio	9.25%	8.97%	7.51%
Common equity Tier 1 ratio	11.35%	11.10%	n/a
Tier 1 risk-based capital ratio	11.35%	11.10%	9.73%
Total risk-based capital ratio	12.60%	12.36%	10.98%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	9.40%	9.13%	7.66%
Common equity Tier 1 ratio	11.53%	11.32%	n/a
Tier 1 risk-based capital ratio	11.53%	11.32%	9.91%
Total risk-based capital ratio	12.79%	12.58%	11.16%

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	December 31, 2015	September 30, 2015	December 31, 2014
Total stockholders’ equity	$336,774	$331,589	$315,483
Core deposit intangible	6,863	7,068	7,683
Goodwill	78,610	78,610	80,082
Tangible stockholders’ equity	$251,301	$245,911	$227,718

Reconciliation of period end common stockholders’ equity ratio to period end tangible common stockholders’ equity ratio:	December 31, 2015	September 30, 2015	December 31, 2014
Total stockholders’ equity	$336,774	$331,589	$315,483
Total assets	$2,468,029	$2,468,273	$2,341,137
Common stockholders’ equity ratio	13.65%	13.43%	13.48%
Tangible stockholders’ equity	$251,301	$245,911	$227,718
Total assets	$2,468,029	$2,468,273	$2,341,137
Tangible common stockholders’ equity ratio	10.18%	9.96%	9.73%

Reconciliation of period end total stockholders' equity to period end tangible book value per common share:	December 31, 2015	September 30, 2015	December 31, 2014
Total stockholders’ equity	$336,774	$331,589	$315,483
Core deposit intangible	6,863	7,068	7,683
Goodwill	78,610	78,610	80,082
Tangible stockholders equity	$251,301	$245,911	$227,718
Common shares outstanding	72,792,570	72,789,412	72,491,850
Tangible book value per common share	$3.45	$3.38	$3.14

	Quarter to date			Year to date
Reconciliation of return on average tangible stockholders' equity:	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Average stockholders' equity	$334,472	$328,478	$311,980	$326,557	$265,277
Average core deposit intangible	6,935	7,141	7,755	7,240	5,154
Average goodwill	78,610	78,610	80,188	78,940	48,723
Average tangible stockholders' equity	$248,927	$242,727	$224,037	$240,377	$211,400
Net income	5,567	5,099	5,040	20,579	3,737
Return on average tangible stockholders' equity (annualized)	8.87%	8.33%	8.93%	8.56%	1.77%

	Quarter to date			Year to date
Reconciliation of return on average tangible assets:	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Average total assets	$2,525,708	$2,471,910	$2,367,312	$2,439,474	$1,977,733
Average core deposit intangible	6,935	7,141	7,755	7,240	5,154
Average goodwill	78,610	78,610	80,188	78,940	48,723
Average tangible assets	$2,440,163	$2,386,159	$2,279,369	$2,353,294	$1,923,856
Net income	5,567	5,099	5,040	20,579	3,737
Return on average tangible assets (annualized)	0.91%	0.85%	0.88%	0.87%	0.19%

Reconciliation of year-over-year total loan growth to organic loan growth (from December 31, 2014):	Year over year December 31, 2015
Total loan growth	$195,736
Acquired loans growth	46,034
Organic loan growth	$149,702
Reconciliation of quarterly total loan growth to organic loan growth (from September 30, 2015):	QTD December 31, 2015
Total loan growth	$40,649
Acquired loans growth	11,000
Organic loan growth	$29,649